As filed with the Securities and Exchange Commission on August 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Truett-Hurst, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1561499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 Foss Creek Circle

Healdsburg, CA 95448

Telephone: 707.433.4436

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Phillip L. Hurst

125 Foss Creek Circle

Healdsburg, CA 95448

707.431.4408

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Anna T. Pinedo

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Telephone: 212.336.4227

Facsimile: 2123468.7900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $.001 per share	3,657,644	$4.73	$17,300,657	$2,228.32

(1)	This Registration Statement registers 3,657,644 shares of Class A common stock of Truett-Hurst, Inc. issuable upon exchange of an equivalent number of limited liability company units (“LLC Units”) of H.D.D. LLC. This Registration Statement also relates to such additional shares of Class A common stock of Truett-Hurst, Inc. as may be issued with respect to such shares of Class A common stock by way of a stock dividend, stock split or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share prices of Class A common stock of Truett-Hurst, Inc. as reported on the NASDAQ Capital Market on August 11, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS Dated August 15, 2014 (Subject to completion)

Truett-Hurst, Inc.

3,657,644

Class A Common Stock

Truett-Hurst, Inc. may issue from time to time up to 3,657,644 shares of Class A common stock to holders of limited liability company units, or LLC Units, of H.D.D. LLC upon an exchange of up to an equal number of LLC Units. Under the exchange agreement we entered into with the owners of the LLC Units on June 19, 2013, holders of LLC Units may generally (subject to the terms of the exchange agreement) exchange their LLC Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications following the date of the initial filing of the registration statement of which this prospectus forms a part.  Truett-Hurst, Inc. is a public company organized under the laws of Delaware and the sole managing member of H.D.D. LLC, a California limited liability company.

We are registering the issuance of our Class A common stock to permit holders of LLC Units who exchange their LLC Units to sell without restriction in the open market or otherwise any of our shares of Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not necessarily mean that any holders will exchange their LLC Units. We will not receive any cash proceeds from the issuance of any of the shares of Class A common stock upon an exchange of LLC Units, but Truett-Hurst, Inc. will acquire the LLC Units exchanged for shares of Class A common stock that are issued to an exchanging holder.

The Class A common stock is listed on the NASDAQ Capital Market under the symbol “THST.” The last reported sale price of the Class A common stock on August 14, 2014 was $4.45 per share.

Investing in our Class A common stock involves risks. See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

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You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus. We have not provided, and we have not authorized anyone else to provide, different information to you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

In this prospectus, unless the context suggests otherwise, references in this report to “Truett-Hurst,” the “Company,” “we,” “us” and “our” refer (1) prior to the June 2013 initial public offering (“IPO”) of Truett-Hurst Inc. and related transactions, to H.D.D. LLC and its consolidated subsidiaries and (2) after our IPO and related transactions, to Truett-Hurst Inc. and its consolidated subsidiaries. We refer to The Wine Spies, LLC as Wine Spies. We refer to H.D.D. LLC as the LLC. Truett-Hurst consolidates the financial results of the LLC and its consolidated subsidiary, and records a non-controlling interest for the economic interest in the LLC and its consolidated subsidiary.  Non-controlling interests represent the portion of equity ownership in subsidiaries that are not attributable to Truett-Hurst, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.

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ABOUT TRUETT-HURST, INC.

Truett-Hurst, Inc. is a holding company that was incorporated as a Delaware corporation and its sole asset is the controlling equity interest in H.D.D. LLC. H.D.D. LLC produces and sells premium, super-premium, ultra-premium and luxury wines from grapes grown from its estate vineyard, purchased from growers, bulk wine procured under contracts or on a spot basis, and finished goods from both foreign and domestic producers. We operate and control all of the business and affairs through the LLC and consolidate the financial results of the LLC and its subsidiary, the Wine Spies. Our principal executive headquarters are located at 125 Foss Creek Circle, Healdsburg, California 95448. Our telephone number is (707) 431-4436, and our corporate web address is www.truetthurstinc.com.

We produce and sell premium, super-premium, ultra-premium and luxury wines from grapes grown from our estate vineyard, purchased from growers, bulk wine procured under contracts or on a spot basis, and finished goods from both foreign and domestic producers. We are headquartered in Sonoma County, California with tasting rooms in the Dry Creek and Russian River valleys. Our wines include Pinot Noir, Chardonnay, Sauvignon Blanc, Zinfandel, Syrah, Merlot, and Cabernet Sauvignon and are sold across a number of price points for three distinct distribution channels: three-tier, direct to consumer and internet. Our business model is a combination of three-tier, direct to consumer sales, and retail exclusive brand label sales. We own, design and develop our brands, including those developed and sold on a retailer exclusive basis. Our brands are marketed through innovative packaging and label designs to domestic and international markets.

Our traditional three-tier distribution business consists of sales of Truett-Hurst, VML, Healdsburg Ranches and Bradford Mountain branded wines. Through our retailer exclusive brand label model we collaboratively work with our retail alliances to develop innovative brands which resonate with their customers and increase consumer store traffic and grow sales. Our “retail exclusive label” model allows us to own the brands we create, which we believe differentiates us from the traditional private label model, and allows us to potentially expand the brands into national and international broad markets, further building our brand equity.  Our direct to consumer channel consists of sales through our tasting rooms, wine clubs and internet.

For information about our current operations see details in our Annual Report on Form 10-K for the year ended June 30, 2013 and each subsequently filed by us with the SEC, which documents are incorporated by reference herein.

Company Information

Our principal executive offices are located at 125 Foss Creek Circle, Healdsburg, California 95448. Our telephone number at that location is 707.431.4436. Our Internet website is http://www.truetthurstinc.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 (“JOBS Act”).  For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding stockholder advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of our IPO;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. However, we chose to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Exchange Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. We believe these factors include but are not limited to those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto, such as:

•	A reduction in the supply of grapes and bulk wine available to us from the independent grape growers and bulk wine suppliers could reduce our annual production of wine.
•	We have a history of losses and we may not achieve or maintain profitability in the future.
•	We face significant competition which could adversely affect our profitability.
•	Because a significant amount of our business is made through our direct to retailer alliances, any change in our relationships with them could harm our business.
•	The loss of Mr. Hurst, Mr. Forgue, Ms. Lambrix, Mr. Dolan or other key employees would damage our reputation and business.
•	A reduction in our access to/or an increase in the cost of, the third-party services we use to produce our wine could harm our business.
•	The terms of our credit facility with Bank of the West may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.
•	Because our existing owners have retained significant control over Truett-Hurst, new investors will not have as much influence on corporate decisions as they would if control were less concentrated.
•	Many of our transactions are with related parties, including our founders, executive officers, principal stockholders and other related parties, and present conflicts of interest.
•	Several of our executive officers and key team members have outside business interests which may create conflicts of interest.
•	We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position and brand equity.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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RISK FACTORS

“See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.”

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USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock pursuant to this prospectus, but Truett-Hurst, Inc. will acquire the LLC Units exchanged for shares of Class A common stock that are issued to an exchanging holder.

EXCHANGE OF H.D.D. LLC’S LLC UNITS

Subject to the terms of the exchange agreement we entered into with the holders of LLC Units on June 19, 2013, holders of LLC units may exchange their LLC Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Furthermore, no holder of LLC Units will be entitled to exchange such units for shares of Class A common stock if such exchange would be prohibited under applicable federal or state securities laws or regulations.

Subject to the more detailed requirements set forth in the exchange agreement, in order to exercise the exchange rights, a LLC Unit holder must provide a written election of exchange to Truett-Hurst, Inc. that such holder desires to exchange a stated number of LLC Units for an equal number of shares of Class A common stock. This written election of exchange must be executed by such LLC Unit holder or such holder’s authorized attorney, and be delivered to the principal executive offices of Truett-Hurst, Inc. during normal business hours.

Truett-Hurst, Inc. will deliver or cause to be delivered at the offices of the then-acting transfer agent of the Class A common stock, or if there is no then-acting transfer agent of the Class A common stock, at the principal executive offices of Truett-Hurst Inc., the number of shares of Class A common stock deliverable upon the exchange, registered in the name of the relevant exchanging holder, as to any exchange to be effected within three business days. To the extent the Class A common stock is settled through the facilities of The Depository Trust Company, Truett-Hurst, Inc. will use its reasonable best efforts to deliver the shares of Class A common stock to the account of the participant of The Depository Trust Company designated by such LLC Unit holder.

Truett-Hurst, Inc. and each exchanging LLC Unit holder will bear their own expenses in connection with the consummation of any exchange, whether or not any such exchange is ultimately consummated, except that Truett-Hurst, Inc. will bear any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, any exchange; provided, however, that if any shares of Class A common stock are to be delivered in a name other than that of the LLC Unit holder that requested the exchange, then such LLC Unit holder and/or person in whose name such shares are to be delivered will pay Truett-Hurst, Inc. the amount of any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, the exchange or will establish to the reasonable satisfaction of Truett-Hurst, Inc. that such tax has been paid or is not payable.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes material United States federal income tax consequences of the exchange of LLC Units for shares of Truett-Hurst, Inc. Class A common stock and the tax consequences of the ownership and disposition of such shares as of the date hereof. Except where noted, this summary deals only with LLC Units or shares of Class A common stock held as capital assets by LLC members.

This summary applies only to “United States Holders,” which generally means a holder of LLC Units or shares of Class A common stock that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	an insurance company;
•	a tax-exempt organization;
•	a person holding our LLC Units or Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a person who owns 10% or more of our voting stock;
•	a partnership or other pass-through entity for United States federal income tax purposes;
•	a person that received its LLC Units or Class A common stock as compensation;
•	a person whose “functional currency” is not the United States dollar; or
•	a United States expatriate.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below, possibly with retroactive effect.

If a partnership holds the LLC Units or Class A common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the LLC Units or Class A common stock, you should consult your tax advisor. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the exchange of your LLC Units for shares of Class A common stock, or a disposition of any such shares of Class A common stock received in the exchange, you should consult your own tax advisor concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

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Taxation of the Exchange

For United States federal income tax purposes, the exchange of LLC Units for Class A common stock will be a taxable event. You will recognize gain on such exchange to the extent that the fair market value of the shares of Class A common stock (plus cash, if any, and the relief of your share of any liabilities of H.D.D. LLC) exceeds your adjusted basis in the LLC Units immediately before the exchange. Any gain will be taxed as capital gain except to the extent that the amount received attributable to your share of “unrealized receivables” of H.D.D. LLC exceeds your basis attributable to those assets, which will be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in H.D.D. LLC’s income, any rights to payment for services rendered or to be rendered, as well as the sale of inventory. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if H.D.D. LLC had sold its assets at or above their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of non-corporate taxpayers derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Your initial basis in LLC Units received in exchange for a contribution of property is equal to the basis in the property you contributed to H.D.D. LLC increased by your share of H.D.D. LLC’s liabilities. Such initial basis is generally increased by your share of H.D.D. LLC’s taxable income and increases in your share of H.D.D. LLC’s liabilities. Your initial basis generally is decreased, but not below zero, by your share of H.D.D. LLC’s distributions, losses, nondeductible expenditures and decreases in your share of H.D.D. LLC’s liabilities.

Taxation of Ownership of Class A Common Stock

Dividends

The gross amount of distributions on the Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain limitations, dividends received by corporate United States Holders may be eligible for the dividends received deduction. In addition, subject to certain limitations, dividends received by non-corporate United States Holders are generally eligible for reduced qualified dividend rates of taxation.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of Class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Class A common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share of Class A common stock in an amount equal to the difference between the amount realized for the Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting will apply to dividends in respect of our shares of Class A common stock and the proceeds from the sale, exchange or redemption of our Holdings Units and shares of Class A common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act may impose a 30% withholding tax on any dividends paid after June 30, 2014 and the proceeds of a sale of our Class A common stock paid after December 31, 2016 to (i) a “foreign financial institution,” as specially defined under such rules, unless the foreign financial institution enters into an agreement with the United States Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (ii) a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Prospective investors should consult their tax advisors regarding this legislation. Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after June 30, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our Class A and Class B common stock and preferred stock and of certain provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which are incorporated by reference in this prospectus. See “Incorporation by Reference” and “Where You Can Find More Information.”

Our certificate of incorporation provides for two classes of common stock. In addition, our certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of shares, all with a par value of $0.001 per share, of which:

•	7,000,000 shares are designated as Class A common stock;
•	1,000 shares are designated as Class B common stock; and
•	5,000,000 shares are designated as preferred stock

As of August 14, 2014, there were 54 holders of record of common stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Voting Rights

Under our certificate of incorporation and bylaws, each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each LLC Unit in the LLC held by such holder.  Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold.  Subject to any rights that may be applicable to any then outstanding preferred stock, our Class A and Class B common stock vote as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.  Holders of our Class A and Class B common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation, our bylaws, or as required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time. Holders of our Class B common stock do not have any right to receive dividends.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our Class A common stock.  Holders of our Class B common stock do not have any right to receive a distribution upon a voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Other Rights

Holders of our Class A common stock will have no preemptive, conversion or other rights to subscribe for additional shares.  All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.  The rights, preferences and privileges of the holders of our Class A common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Though we currently have no plans to issue any shares of preferred stock, our board of directors has the authority, without further action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

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•	diluting the voting power of the holders of common stock;
•	reducing the likelihood that holders of common stock will receive dividend payments;
•	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of Class A common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws were amended to limit the ability of stockholders to call special meetings and to take action by written consent in lieu of a meeting at such time as the controlling stockholders no longer beneficially own a majority of our outstanding shares.

Our certificate of incorporation and bylaws define “controlling stockholders” as: (i) Phillip L. Hurst, Paul E. Dolan, III, Heath E. Dolan, William R. Hambrecht, Barrie Graham, Forrester Hambrecht, Virginia Marie Lambrix and Daniel A. Carroll; (ii) the existing and future lineal descendants, including adopted children, of Phillip L. Hurst, Paul E. Dolan, III, Heath E. Dolan, William R. Hambrecht, Barrie Graham, Forrester Hambrecht, Virginia Marie Lambrix and Daniel A. Carroll; (iii) existing and future spouses of any Persons named in clauses (i) and (ii); (iv) any United States situs trusts for the current or future, direct or indirect, vested or contingent, benefit of any of the persons named in clauses (i) through (iii); (v) a custodial or retirement account benefiting any of the persons named in clauses (i) through (iii), (vi) any estate of any of the persons named in clauses (i) through (iii); and (vii) any entity (or wholly owned subsidiary of such entity) in which all of the equity interests are owned by any of the persons, trusts, accounts or estates named in clauses (i) through (vi).

Our certificate of incorporation and bylaws require a 66 2/3% stockholder vote to amend the provisions of our bylaws relating to the number, election and classification of directors. Our amended certificate of incorporation and bylaws limit the ability of stockholders to rescind, alter, amend or repeal the bylaws at such time as the controlling stockholders no longer beneficially own a majority of our outstanding shares. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

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Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company LLC.

Exchange Listing

Our Class A common stock has been approved for listing on NASDAQ Capital Market under the symbol “THST.”

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COMPARISON OF OWNERSHIP OF HOLDINGS UNITS AND CLASS A COMMON STOCK

The information below highlights a number of the significant differences between the rights and privileges associated with ownership of the H.D.D. LLC and Truett-Hurst, Inc. Class A common stock. This discussion is intended to assist holders of the LLC Units in understanding how their investment will change if their LLC Units are exchanged for shares of Class A common stock.  The following information is summary in nature, is not intended to describe all the differences between the LLC Units and the Class A common stock and is qualified by reference to our amended and restated certificate of incorporation and bylaws and to the limited liability company agreement of H.D.D. LLC, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference” and “Where You Can Find More Information.”

Truett-Hurst, Inc.	H.D.D. LLC
Form of Organization, Purpose and Assets

Truett-Hurst, Inc. (the “Corporation”) is a Delaware corporation governed by the General Corporation Law of the State of Delaware. The Corporation was founded as a holding company and its sole asset is the controlling interest of H.D.D. LLC. The Corporation operates and controls all of the business and affairs of H.D.D. LLC and, through H.D.D. LLC and its operating subsidiaries, conducts our business.	H.D.D. LLC is a California limited liability company governed by the California Liability Company Act (the “CLLCA”). H.D.D. LLC was formed for the object and purpose of, and the nature of the business to be conducted by H.D.D. LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the CLLCA.

Authorized Share Capital

The total number of shares of all classes of stock the Corporation is authorized to issue is 12,001,000 consisting of (i) 5,000,000 shares of preferred stock, par value $.001 per share, (ii) 7,000,000 shares of Class A common stock, par value $.001 per share, and (iii) 1,000 shares of Class B common stock, par value $.001 per share. The number of authorized shares of any class may be increased or decreased (but not below the number of shares of a particular class then outstanding) by an affirmative vote of the holders of a majority of the voting power entitled to vote thereon.	Truett-Hurst, Inc., the managing member, may issue additional LLC Units or create new classes of units, other equity securities in H.D.D. LLC.

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Truett-Hurst, Inc.	H.D.D. LLC
Voting Rights

Under our certificate of incorporation and bylaws, each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each LLC Unit in the LLC held by such holder. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. Subject to any rights that may be applicable to any then outstanding preferred stock, our Class A and Class B common stock vote as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the certificate of incorporation. Holders of our Class A and Class B common stock do not have cumulative voting rights. Except in respect of matters relating to the number, election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation, our bylaws, or as required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

The business, property and affairs of H.D.D. LLC is vested exclusively in the Corporation, as managing member.

No member, who is not also a managing member, in its capacity as such, has the right to participate in or have any control over the business or management of H.D.D. LLC.

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Truett-Hurst, Inc.	H.D.D. LLC
Dividend Rights/Distributions

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.	Pursuant to the limited liability company agreement of H.D.D. LLC, the Corporation has the right to determine when distributions will be made to members of H.D.D. LLC and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the members of H.D.D. LLC pro rata in accordance with the percentages of their respective limited liability company interests.

The holders of limited liability company interests in H.D.D. LLC, including the Corporation, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of H.D.D. LLC. Net profits and net losses of H.D.D. LLC will generally be allocated to the holders of H.D.D. LLC (including the Corporation) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of H.D.D. LLC provides for cash distributions, which we refer to as “tax distributions,” to the holders of limited liability company interests in H.D.D. LLC if the Corporation, determines that the taxable income of H.D.D. LLC will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the taxable income of H.D.D. LLC allocable to a holder of limited liability company interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in California (taking into account the non-deductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from H.D.D. LLC for the relevant year were insufficient to cover such tax liabilities.

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Truett-Hurst, Inc.	H.D.D. LLC
Liquidity

With the exception of Class A common stock held by our affiliates, the Class A common stock is freely transferable.

Class A common stock is not convertible or exchangeable into any other class of security issued by us or H.D.D. LLC.

The Class A common stock is listed on the NASDAQ Capital Market.	Except as otherwise specified in H.D.D. LLC’s limited liability company agreement and as described below, no member who is not also a managing member may transfer any of its LLC Units without the prior written consent of the managing member. The managing member may grant or withhold such consent at its sole discretion. Notwithstanding the preceding sentence, under certain circumstances a member who is not also a managing member may be allowed to transfer certain rights of a portion of its LLC Units to certain trusts for estate planning purposes.

Furthermore, under the exchange agreement we entered into with the owners of LLC Units on June 19, 2013, holders of LLC Units may generally (subject to the terms of the exchange agreement) exchange their LLC Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications following the initial filing of the registration statement of which this prospectus forms a part.

Management

The Corporation’s board of directors manages its business and affairs. Accordingly, except for their vote in the election of directors and their vote in specified major transactions, the Class A common stockholders, as such, do not directly have any control over our business and affairs.	The Corporation, as managing member, manages the business and affairs of H.D.D. LLC. No member who is not also a managing member, in its capacity as such, has any right to participate in the conduct, control or management of H.D.D. LLC.

Fiduciary Duties of Directors/Managing Member

Under Delaware law, the directors of the Corporation owe the Corporation and its stockholders fiduciary duties, including the duties of care and loyalty, and are required to act in good faith in discharging their duties.

 Under the Corporation’s certificate of incorporation, to the extent permissible under Delaware law, no member of the board of directors is personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Pursuant to H.D.D. LLC’s limited liability company agreement, the members expressly agree, to the maximum extent permitted by law, that the members (including the managing member) shall owe no duties (including fiduciary duties) to H.D.D. LLC, the other members or any other person who is a party to or otherwise bound by the limited liability company agreement. Furthermore, to the extent any member (including without limitation, the managing member) of H.D.D. LLC owes any duties (including fiduciary duties) and liabilities to H.D.D. LLC, to another member (including without limitation, the managing member), no such member acting under H.D.D. LLC’s limited liability company agreement will be liable to H.D.D. LLC or to any other member for its good faith reliance on the provisions of the limited liability company agreement of H.D.D. LLC.

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Truett-Hurst, Inc.	H.D.D. LLC
Indemnification

To the fullest extent permitted by law, the Corporation will indemnify any current or former director or officer in any suit against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with such a suit.	H.D.D. LLC will indemnify any person or entity who has been or will be made party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he, she or it, or a person of which he, she or it is the legal representative, is or was a member or an officer (whether brought on behalf of H.D.D. LLC or otherwise) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorney’s fees) actually incurred by such indemnified person or entity in connection with such proceeding, appeal, inquiry or investigation, if such indemnified person or entity acted in good faith.

No indemnified person or entity shall be entitled to any indemnity in connection with any proceeding brought (i) by such indemnified person or entity against H.D.D. LLC (other than to enforce the rights of such indemnified person or entity to indemnification by H.D.D. LLC), any member or officer, or (ii) by or in the right of H.D.D. LLC, without the prior written consent of the managing member.

Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors/ Managing Member

The number of directors shall be fixed, within the limits specified in the certificate of incorporation or bylaws (currently between five (5) and nine (9) with the actual number set at eight (8)), by a bylaw or amendment thereof adopted by the affirmative vote of holders of sixty-size and two-thirds per cent (66 2/3%) of the shares entitled to vote thereon, or by the board of directors.

Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the day preceding the date the Corporation first distributes its notice of meeting for such meeting to the stockholders. If directors are to be determined by a plurality of votes cast, stockholders shall be entitled to cast votes “for” or to “withhold” votes from the election of directors, but shall not be permitted to vote against a nominee. Additionally, if a series of preferred stock is entitled to vote separately to elect its own director(s), then the holders of such a series will have the right to such election. Any director elected to the board by preferred stockholders will serve in addition to the number of directors required by a resolution of the board of directors.

Any vacancy on the board of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant and until his successor shall have been duly elected and qualified.

At a special meeting of stockholders called for such a purpose, any director, or the entire board, may be removed, by a vote of the majority of the stockholders entitled to vote for such director(s) for cause, unless otherwise provided by the certificate of incorporation.	The non-managing members of H.D.D. LLC have no right to remove the managing member.

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Truett-Hurst, Inc.	H.D.D. LLC
Director/General Partner Nominations by Stockholders/Members

The Corporation’s bylaws require that Class A common stockholders must give advance notice of a director nomination prior to a meeting in which such a nomination will be voted on. Specifically, the nomination must generally be delivered to the Secretary of the Corporation at our executive offices between 90 and 120 days before the first anniversary of the preceding year’s annual meeting. Nominations must contain all that is required to be disclosed in a proxy solicitation by Regulation 14A under the Exchange Act, the nominee’s written consent to be named in the proxy and to serve as a director and certain other information required by the Corporation’s bylaws. Finally, a Class A common stockholder’s nomination may be disregarded if the Class A common stockholder (or its qualified representative) does not appear at the meeting in which the voting takes place.	As noted above, the non-managing members of H.D.D. LLC have no right to remove the managing member.

Stockholder/Member Proposals

Class A common stockholders and other stockholders may make proposals to be voted on at a meeting in which such voting takes place. To be timely, in the case of a stockholder seeking to have a proposal included in the Corporation’s proxy statement or information statement, a stockholder’s notice must be delivered to the Secretary at the Corporation’s principal executive offices not less than 120 days or more than 180 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials (or, in the absence of proxy materials, its notice of meeting) for the previous year’s annual meeting of stockholders. A stockholder’s proposal may be disregarded if the stockholder (or its qualified representative) is not present at the meeting in which the voting takes place.	No member who is not also a managing member, in its capacity as such, has any right to participate in the conduct, control or management of H.D.D. LLC.

Special Meetings Called by Stockholders/Members

The Corporation’s bylaws provide that special meetings of the stockholders may be called only by the Chairman of the board of directors, or the Chief Executive Officer or the board of directors at any time.	Under the H.D.D. LLC limited liability company agreement, members who are not also managing members are not permitted to call special meetings of H.D.D. LLC.

Action Through Writing

Per the bylaws and certificate of incorporation, subject to the rights of any holders of any series of preferred stock, any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

However, so long as the “Controlling Stockholders” (as defined below) control of over 50% of the voting power of the Corporation, any action required or permitted to be taken by the holders of stock of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, the ability to act by written consent in lieu of a stockholder meeting shall immediately and permanently cease as of the date on which the Corporation no longer qualifies for such controlled company exemption. “Controlling Stockholders” mean: (i) Phillip L. Hurst, Paul E. Dolan, III, Heath E. Dolan, William R. Hambrecht, Barrie Graham, Forrester Hambrecht, Virginia Marie Lambrix and Daniel A. Carroll; (ii) the existing and future lineal descendants, including adopted children, of Phillip L. Hurst, Paul E. Dolan, III, Heath E. Dolan, William R. Hambrecht, Barrie Graham, Forrester Hambrecht, Virginia Marie Lambrix and Daniel A. Carroll; (iii) existing and future spouses of any Persons named in clauses (i) and (ii); (iv) any United States situs trusts for the current or future, direct or indirect, vested or contingent, benefit of any of the persons named in clauses (i) through (iii); (v) a custodial or retirement account benefiting any of the persons named in clauses (i) through (iii), (vi) any estate of any of the persons named in clauses (i) through (iii); and (vii) any entity (or wholly owned subsidiary of such entity) in which all of the equity interests are owned by any of the persons.

No member who is not a managing member shall have any right to vote on any matter involving H.D.D. LLC. The conduct, control and management of the company shall be vested exclusively in the managing member. In all matters relating to or arising out of the conduct of the operation of H.D.D. LLC, the decision of the managing member shall be the decision of H.D.D. LLC.

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Truett-Hurst, Inc.	H.D.D. LLC
Amendments to Governing Instruments

Per the certificate of incorporation and the bylaws, the board of directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or the certificate of incorporation. The stockholders are expressly authorized to adopt, amend and repeal the bylaws of the Corporation at any meeting of the stockholders, either annual or special by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

Pursuant to General Corporation Law of Delaware, the certificate of incorporation of the Corporation may only be amended by the board of directors with the approval of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of any class of stock affected by the amendment.

The managing member may, at its sole discretion, generally amend H.D.D. LLC’s limited liability company agreement without the approval of any other member or other person. However, subject to certain specified exceptions, including in connection with the issuance of new classes of units or other types of interests in H.D.D. LLC, no amendment may materially and adversely affect the rights of a holder of H.D.D. LLC's LLC Units, as such, other than on a pro rata basis with other holders of H.D.D. LLC's LLC Units of the same class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority of such affected holders in accordance with their holdings of LLC Units).

Asset Sales, Mergers and Consolidations

Pursuant to General Corporation Law of Delaware, the board of directors may sell, lease or exchange all or substantially all the Corporation’s assets when authorized by a majority of the stockholders entitled to vote on a resolution granting such authorization.

The Corporation may merge or consolidate with another entity upon the board of directors recommending such action and subsequent approval of a majority of the stockholders entitled to vote on mergers and consolidations. In general, the information submitted to the stockholders by the board of directors must include (i) the terms and conditions of the merger or consolidation; (ii) the mode of carrying the transaction into effect; (iii) in the case of a merger, any changes that are to be made to the certificate of incorporation of the surviving company (or if no such changes, a statement that the certificate of incorporation of the surviving company shall be the applicable certificate of incorporation); (iv) in the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as is set forth in an attachment to the consolidation agreement; (v) the manner, if any, of converting the shares of the constituent corporations into an interest in the surviving or newly created entity; and (vi) such other details or provisions as are deemed desirable.	The Corporation, as managing member, has the authority and sole discretion to determine if, when and on what terms any or all of H.D.D. LLC’s assets are sold and whether H.D.D. LLC should merge, consolidate, reorganize or combine with or into another entity.

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Truett-Hurst, Inc.	H.D.D. LLC
Rights on Dissolution

Upon the Corporation’s dissolution or liquidation or the sale of all or substantially all of the Corporation’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of the Corporation’s Class A common stock will be entitled to receive pro rata the Corporation’s remaining assets available for distribution. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.	Upon dissolution, the managing member, or such member or liquidating trustee as shall be named by the managing member, shall wind up and liquidate the business and property of H.D.D. LLC. The assets of H.D.D. LLC shall be applied in the following manner and order of priority: (i) to creditors, including members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of H.D.D. LLC (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof and (ii) the balance shall be distributed to the members in accordance with their respective units and pro rata in respect of each class of units.

Access to Books and Records

Members of the general public have a right to inspect our public documents, available at the Securities and Exchange Commission’s offices and through its electronic filing system (EDGAR).

Under the General Corporation Law of Delaware, stockholders have the right to access a list of stockholders and others entitled to vote at a meeting. This list must be produced by us at least 10 days in advance of any meeting in which voting is to take place. The list must contain the names and addresses of all stockholders as well as the number of shares each holds. Stockholders may only access the list for purposes of conducting stockholder business.	Members are entitled to receive all H.D.D. LLC information necessary to enable each member to prepare its federal, state and local income tax returns.

Disolution

The Corporation has a perpetual term.	H.D.D. LLC will continue in existence for perpetuity until termination when (i) all of the assets of H.D.D. LLC, after payment of or due provision for all debts, liabilities and obligations of H.D.D. LLC, have been distributed to the members and (ii) the certificate of formation of H.D.D. LLC has been cancelled.

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PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 3,657,644 shares of Class A common stock to holders of up to an equal number of LLC Units. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of LLC Units exchange such LLC Units. Truett-Hurst, Inc. will not receive any cash proceeds from the issuance of any shares of its Class A common stock pursuant to this prospectus, but Truett-Hurst, Inc. will acquire the LLC Units exchanged for shares of Class A common stock that are issued to an exchanging holder. The expenses associated with the distribution of the Class A common stock registered under this prospectus will be borne by Truett-Hurst, Inc.

LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Burr Pilger Mayer, Inc., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1.	Annual Report on Form 10-K for the year ended June 30, 2013, filed on September 27, 2013 (File No. 001-35973);
2.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed November 14, 2013 (File No. 001-35973);
3.	Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2013, filed December 11, 2013 (File No. 001-35973);
4.	Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed February 14, 2014 (File No. 001-35973);
5.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 15, 2014 (File No. 001-35973);
6.	Current Reports on Form 8-K filed with the SEC on October 2, 2013, October 29, 2013, November 22, 2013 and June 13, 2014;
7.	The Definitive Proxy Statement on Schedule 14A, filed September 30, 2013 (File No. 001-35973);
8.	The description of shares of Class A common stock contained in the Registration Statement on Form 424B4, dated June 20, 2013 (File No. 001-333-187164), of Truett-Hurst, Inc., filed with the SEC under Section 12(b) of the Exchange Act; and
9.	All documents filed by Truett-Hurst, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Truett-Hurst, Inc., at P.O. Box 1532 Healdsburg CA 95448. You also may contact us at 707.431.4436 or visit our website at http://www.truetthurstinc.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

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You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the information requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section of our website (http:// www.truetthurstinc.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred or expected to payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$2,228
Printing Expenses	1,700
Listing Fees	2,915
Accounting Fees and Expenses	3,500
Legal Fees and Expenses	15,000
Total	$25,343

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by this section.

The Registrant’s certificate of incorporation provide for, the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s bylaws provides for, the indemnification of officers, directors and certain third parties acting on the Registrant’s behalf to the fullest extent permissible under Delaware law.

The Registrant entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 16. Exhibits.

Following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant.(1)
4.2	Bylaws of the Registrant.(1)
5.1	Opinion of Morrison & Foerster LLP regarding the legality of the securities being registered.
10.1	Third Amended and Restated Limited Liability Company Agreement of H.D.D. LLC, dated as of June 19, 2013. (2)
10.2	Exchange Agreement, dated as of June 19, 2013, among Truett-Hurst, Inc. and the holders of LLC Units from time to time party thereto. (2)
23.1	Consent of Burr Pilger Mayer LLC.
24.1	Power of Attorney (included on the signature page to the Registration Statement).

(1)	Incorporated by Reference to the Registrant’s Registration Statement on Amendment No. 3 to Form S-1 (Registration No. 333-187164), as filed with the SEC on April 12, 2013.
(2)	Incorporated by Reference to the Registrant’s Report on Form 8-K (File No. 001-35973), as filed with the SEC on June 25, 2013.

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Item 17. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California, on August 15, 2014.

Truett-Hurst, Inc.

By:	/s/ Phillip L. Hurst
Phillip L. Hurst
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip L. Hurst and Paul Forgue, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any and all post-effective amendments) to this registration statement on Form S-3 and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Phillip L. Hurst Phillip L. Hurst	President and Chief Executive Officer (principal executive officer)	August 15, 2014

/s/ Paul Forgue Paul Forgue	Chief Financial Officer and Treasurer (principal financial officer)	August 15, 2014

/s/ Paul E. Dolan Paul E. Dolan	Director	August 15, 2014

/s/ Barrie Graham Barrie Graham	Director	August 15, 2014

/s/ Heath Dolan Heath Dolan	Director	August 15, 2014

/s/ Daniel Carroll Daniel Carroll	Director	August 15, 2014

/s/ John D. Fruth John D. Fruth	Director	August 15, 2014

/s/ James Verhey James Verhey	Director	August 15, 2014

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